590 Putnam Managed High Yield Trust attachment
5/31/06 Annual


Shareholder meeting
results (Unaudited)

October 28, 2005 meeting

The annual meeting of shareholders of the fund was convened on October 28, 2005. At that meeting, consideration of all proposals was adjourned to a final meeting held on December 6, 2005.

December 6, 2005 meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

      				Votes for 	Votes withheld
Jameson A. Baxter 		4,909,926 	324,267
Charles B. Curtis 		4,903,686 	330,507
Myra R. Drucker 		4,910,725 	323,468
Charles E. Haldeman, Jr. 	4,913,137 	321,056
John A. Hill 			4,912,541 	321,652
Paul L. Joskow 			4,910,040 	324,153
Elizabeth T. Kennan 		4,906,253 	327,940
John H. Mullin, III 		4,906,968 	327,225
Robert E. Patterson 		4,908,903 	325,290
George Putnam, III 		4,908,040 	326,153
W. Thomas Stephens 		4,723,916 	510,277
Richard B. Worley 		4,907,646 	326,547

A proposal to amend the funds fundamental investment restriction with respect to borrowing to permit the fund to engage in investment leverage was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non-votes
3,537,729 	811,197 	148,972 	736,295


A proposal to approve the Amended and Restated Management
Contract between the fund and Putnam Investment Management, LLC, which provides for payment of management fees with respect to fund assets attributable to investment leverage, was approved as follows:

Votes for 	Votes against 	Abstentions 	Broker non-votes
3,587,256 	744,778 	165,864 	736,295

All tabulations are rounded to the nearest whole number.